Exhibit 10.3

INTERLINK ELECTRONICS, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

1996 STOCK INCENTIVE PLAN

This NON-STATUTORY STOCK OPTION AGREEMENT is made between INTERLINK ELECTRONICS, INC., a Delaware corporation (the “Company”), and                      (the “Optionee”), pursuant to the Company’s 1996 Stock Incentive Plan, as amended (the “Plan”). The Company and the Optionee agree as follows:

1. Option Grant: The Company hereby grants to the Optionee on the terms and conditions of this Agreement the right and the option (the “Option”) to purchase all or any of                      (            ) of the Company’s Common Stock (the “Grant Shares”) at a purchase price of $             per share. The terms and conditions applicable to grants of options of the Company’s Common Stock, as set forth in the Plan, are incorporated into and made part of this Agreement. The Option will not be treated as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and is therefore a Non-Statutory Stock Option.

2. Time of Exercise of Option: The grant date of this Option is                     ,              (the “Grant Date”). Subject to the terms and conditions set forth herein and until the Option expires or is terminated as provided in the Plan, this Option may be exercised from time to time to purchase the Grant Shares as follows:

The Option shall become exercisable for 1/3rd of the Grant Shares at the end of each one-year period, so that the Option will be fully exercisable on the third anniversary of the Grant Date.

3. Expiration: The Option shall continue in effect until the earlier of the date ten years after the Grant Date, or the date thirty days after the Optionee’s service with the Company terminates (other than by reason of death or disability), unless earlier terminated as provided in the Plan.

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INTERLINK ELECTRONICS, INC.	OPTIONEE

By:	By: